Exhibit 10.55

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED LICENSE AGREEMENT

BETWEEN

ONCTERNAL THERAPEUTICS, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO. SD2005-212

CASE NO. SD2010-306

CASE NO. SD2011-178

CASE NO. SD2012-143

CASE NO. SD2012-403

CASE NO. SD2015-027

CASE NO. SD2015-200

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (“Agreement”) is made by and between Oncternal Therapeutics, Inc., a Delaware corporation having an address at 3525 Del Mar Heights Road, #821, San Diego, California 92130 (“LICENSEE”) and The Regents of the University of California, a California public corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“UNIVERSITY”), represented by its San Diego campus having an address at University of California San Diego, Office of Innovation and Commercialization, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”).

This Agreement is effective on the date of the last signature (“Effective Date”).

RECITALS

WHEREAS, the inventions disclosed in UCSD Disclosure Docket No. SD SD2005-212, SD2010- 306, SD2011-178, SD2012-143, SD2012-403, SD2015-027 and SD2015-200 and titled, respectively, “Method for determining leukemic cells apart from normal cells,” “Receptor tyrosine kinase-like orphan receptor (ROR1) single chain Fv antibody fragment conjugates and methods of use thereof,” “Antitumor properties of particular monoclonal antibodies specific for ROR1,” “Antihuman ROR1-specific monoclonal antibodies,” “ROR1 peptide-based vaccine for ROR1+ cancers,” “Cancer treatment using a new combination of antitumor compound and antitumor antibody” and “UC-961 blocks Wnt5a-induced non-canonical Wnt-signaling” (collectively, “Inventions”), were made in the course of research at UCSD by Dr. Thomas Kipps and his associates (hereinafter and collectively, the “Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the research was sponsored in part by the Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, the development of the Inventions was sponsored in part by The California Institute for Regenerative Medicine (“CIRM”), CLL Global Research Foundation, and Blood Cancer Research Fund (“Sponsors”) and as a consequence this license is subject to overriding obligations to the same under the sponsorship agreements;

WHEREAS, LICENSEE obligations to CIRM under Title 17, California Code of Regulations are appended in Exhibit A;

WHEREAS, the Inventors are employees of UCSD, and they are obligated to assign all of their right, title and interest in the Inventions to UNIVERSITY;

WHEREAS, LICENSEE, through Hale BioPharma Ventures LLC, entered into a secrecy agreement (UC Control No. 2015-20-0548) with UNIVERSITY, effective May 18, 2015, for the purpose of evaluating the Inventions;

WHEREAS, LICENSEE entered into a Letter of Intent (UC Control No. 2016-30-0316) with UNIVERSITY, effective December 21, 2015, for the purpose of negotiating this Agreement;

WHEREAS, LICENSEE entered into a License Agreement (UC Control No. 2016-03-0432) with UNIVERSITY, effective March 31, 2016 (the “Original Agreement”); and Amendment No. 1 (UC Control No. 2016-03-0432 R(501);

WHEREAS, UNIVERSITY is desirous that the Inventions be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Inventions, and the UNIVERSITY is willing to grant such rights;

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Inventions at any time and that LICENSEE is paying consideration thereunder for its early access to the Inventions, not continued secrecy therein;

WHEREAS, LICENSE AND UNIVERSITY desire to amend and restate the Original Agreement as set forth below.

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1

“ADC Product” means any product containing or comprising a ROR1 reactive Antibody (or antibody fragment) conjugated or fused directly or indirectly with a cytotoxic or cytostatic compound or radionuclide (or any other method of delivering a toxic moiety to a cell using an Antibody). For clarity, “ADC Product” includes, but is not limited to, any Bispecific Product conjugated, fused, or operatively linked directly or indirectly with a cytotoxic or cytostatic compound or radionuclide (or any other method of delivering a toxic moiety to a cell using an Antibody), but excludes a Genetically Engineered Cellular Therapy or CAR-T Licensed Product (defined below).

1.2

“Affiliate” means any corporation or other business entity which is bound in writing by LICENSEE to the terms set forth in this Agreement and in which LICENSEE owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an “Affiliate” includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.3	“Antibody” means all forms of antibodies, including, but not limited to: murine, chimeric, primatized, humanized, de-immunized and human; as well as all intact antibodies and fragment.

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1.4	“Antibody Licensed Product” means any product containing or comprising a ROR1 reactive Antibody, including, without limitation, cirmtuzumab, that is not an ADC Product or a Bispecific Product.

1.5	“Biosite Agreement” means the Service Agreement by and between Biosite Incorporated and University, dated June 14, 2010.

1.6

“Bispecific Product” means any product containing or comprising a ROR1 reactive Antibody (or antibody fragment) conjugated, fused, or operatively linked to any other moiety such that such product can bind simultaneously one or more epitopes on ROR1 and one or more different targets (e.g., polypeptide, carbohydrate, or lipid) and covered under Patent Rights. For clarity, Bispecific Product does not include a Genetically Engineered Cellular Therapy or CAR-T Licensed Product, but does include “multispecific” Antibodies.

1.7

“Combination Product” means any product which is a Licensed Product (as defined below) and contains, other product(s) that is not an excipient, diluent, adjuvant, buffer and the like and (i) does not use Inventions, Technology or Patent Rights (as defined below); (ii) the sale, use or import by itself does not contribute to or induce the infringement of Patent Rights; (iii) is sold separately by LICENSEE, its Sublicensee (as defined below) or an Affiliate; and (iv) enhances the market price of the final product(s) sold, used or imported by LICENSEE, its Sublicensee, or an Affiliate.

1.8

“Field” means human therapeutic, diagnostic and preventive applications in all indications; provided that the “Field” does not include (i) the development or commercialization of an “ADC Product” (defined above), or (ii) a “Bispecific Product” (defined above).

1.9

“Genetically Engineered Cellular Therapy or CAR-T Licensed Product” means any product that is a genetically engineered immune effector cell expressing a ROR1 reactive Antibody or the genetic techniques to produce it, or other genetically engineered cellular therapies having an affinity for ROR1. For clarity, a Genetically Engineered Cellular Therapy or CAR-T Product can also include additional Antibodies recognizing other cellular targets, or the genetic techniques to produce them, but does not include any Bispecific Product.

1.10

“Licensed Method” means any method that is claimed in Patent Rights (as defined below), the use of which in or for the Field would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any Valid Claim within Patent Rights.

1.11

“Licensed Product” means any service, material, composition or product, or any product that uses Technology, or that is claimed in Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which in each case of the foregoing, in or for the Field, would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe

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or contributory infringement, of any Valid Claim within the Patent Rights, provided that Licensed Product shall not include an ADC Product or a Bispecific Product.

1.12	“Naked Antibody” means an Antibody that is used in unmodified form and is not conjugated or fused with another chemical or biological entity covered by the Patent Rights.

1.13

“Net Sales” means the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, Sublicensee, Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts or rebates (as allowed under applicable law); sales tax, use tax, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; or credits to customers because of rejections, returns or recalls of Licensed Products or because of rebates or charge-backs. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.14

“Patent Costs” means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

1.15

“Patent Rights” means UNIVERSITY’s rights in any of the following: (i) the patents and patent applications listed in Exhibit C attached hereto, (ii) all continuing applications of any of the foregoing, including divisions, substitutions, and continuations-in-part (but only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the parent application), (iii) all patents issuing on any of the foregoing applications including reissues, reexaminations and extensions, and (iv) all corresponding foreign applications or patents of any of the foregoing.

1.16

“Sponsor’s Rights” means all the applicable provisions of any license to the United States Government executed by UNIVERSITY and the overriding obligations to the US Government under 35 U.S.C. §§ 200-212 and the overriding obligations to Sponsors under the sponsorship agreements with the same.

1.17

“Sublicense” means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement. “Sublicensee” means a third party with whom LICENSEE enters into a Sublicense.

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1.18

“Technology” means all relevant written technical information relating to the Inventions, which the Inventors may provide to LICENSEE prior to the Effective Date, and (b) all technical information, regulatory filings related to the Inventions developed prior to the Effective Date.

1.19

“Term” means the period of time beginning on the Effective Date and ending on the later of (i) the expiration date of the longest-lived Patent Rights; or (ii) the fifteenth anniversary of the first commercial sale of Licensed Product.

1.20	“Territory” means world-wide where Patent Rights exist to the extent this license may legally be granted.

1.21

“Upstream University Agreements” means any agreement entered into by and between UNIVERSITY and one or more third parties under which UNIVERSITY has agreed, either on behalf of itself or any licensee or sublicensee of UNIVERSITY, to pay, or to cause its licensee or sublicensee to pay, any upfront payments, royalties, maintenance fees, milestone payments or other consideration in connection with the practice or use of the Licensed Patents or the Technology or the research, development, manufacture or commercialization of any Licensed Products, including without limitation, the Biosite Agreement as well as any agreement entered into by UNIVERSITY or LICENSEE with Xoma Technology Ltd., or any successor-in-interest thereto, as contemplated in the Biosite Agreement.

1.22

“Valid Claim” means any claim (a) issued in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction in the Territory following exhaustion of all possible appeal processes, and which has not been admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or (b) of a patent application pending, so long as at least one claim covering a Licensed Product in such patent application is being diligently prosecuted in the Territory.

ARTICLE 2. GRANT

2.1

License. Subject to the limitations set forth in this Agreement and Sponsor’s Rights, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import and have imported Licensed Products and to practice Licensed Methods and to use Technology in the Field within the Territory and during the Term.

The

license granted herein is (a) non-exclusive for US Patent No. 8,212,009 in the field of flow cytometry and imaging-based reagent sales; (b) co-exclusive (with other licensees of the Patent Rights) for the use of the Naked Antibody in a diagnostic application, the use of a Naked Antibody as an experimental control with respect to Licensed Products, and the use of a Naked Antibody as a framework for the Field; and (c) exclusive for all therapeutic uses and other remaining Patent Rights in the Field.

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2.2	Sublicense.

(a)        The license granted in Paragraph 2.1 includes the right of LICENSEE to grant Sublicenses to Affiliates or third parties during the Term but only for as long as the license is exclusive (except in the case of US Patent No. 8,212,009 where the Agreement is nonexclusive). If at any time an Affiliate no longer qualifies as an Affiliate under this Agreement, then any sublicense to the former Affiliate has to satisfy the requirements of paragraph 2.2(b).

(b)        With respect to Sublicense granted to third parties pursuant to Paragraph 2.2(a), LICENSEE shall:

(i)        not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY;

(ii)        to the extent applicable, include all of the rights of and obligations due to UNIVERSITY (and, if applicable, the Sponsor’s Rights) and contained in this Agreement;

(iii)        promptly provide UNIVERSITY with a copy of each Sublicense issued; and

(iv)        collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c)        Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all Sublicenses.

2.3	Reservation of Rights. UNIVERSITY reserves the right to:

(a)        use the Inventions, Technology and Patent Rights for educational and research purposes;

(b)        publish or otherwise disseminate any information about the Inventions and Technology at any time; and

(c)        allow other nonprofit institutions to use and publish or otherwise disseminate any information about Inventions, Technology and Patent Rights for educational and research purposes.

2.4

Upstream University Agreements. To the extent of the actual knowledge of the licensing professional managing the Inventions, the Upstream University Agreements are in full force and effect. LICENSEE agrees to abide by the obligations set forth in EXHIBIT D which have been excerpted from the Biosite Agreement.

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ARTICLE 3. CONSIDERATION

3.1

Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the license granted herein to LICENSEE under Technology and Patent Rights. LICENSEE shall pay UNIVERSITY:

(a)         University acknowledges and agrees that a license issue fee of five hundred thousand dollars (US$500,000) was timely paid by LICENSEE; and additional consideration in the form of 1,250,000 shares (5%) of the LICENSEE’s common stock authorized in the Articles/ Certificate of Incorporation of the LICENSEE dated December 21, 2015, a copy of which is attached to this Agreement as Exhibit B, was delivered to UNIVERSITY.

(b)         license maintenance fees of twenty-five thousand dollars (US$25,000) per year and payable on the first anniversary of the Effective Date and annually thereafter on each anniversary; provided however, that LICENSEE’s obligation to pay this fee shall end on the date when LICENSEE is commercially selling a Licensed Product;

(c)        a license restatement fee of twenty-five thousand dollars (US$25,000) payable within thirty (30) days after the Effective Date;

(d)        milestone payments in the amounts noted below and payable within thirty (30) days of the occurrence, according to the following schedule or events:

A.	For the first Antibody Licensed Product:

Event	Amount
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

B.	For the first Genetically Engineered Cellular Therapy or CAR-T Licensed Product:

Event	Amount
[***]	[***]
[***]	[***]
[***]	[***]

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[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

C.	Sales Milestones for all Licensed Products:

LICENSEE shall pay UNIVERSITY sales milestones upon the cumulative Net Sales of all Licensed Products according to the following schedule:

(i)	Of at least [***]	[***]
(ii)	Of at least [***]	[***]
(iii)	Of at least [***]	[***]
(iv)	Of at least [***]	[***]
(v)	Of at least [***]	[***]

provided, however, that in no event will any milestone set forth in this Agreement be due more than once.

(e)        an earned royalty of [***] on Net Sales of Antibody Licensed Products by LICENSEE and/or its Affiliate(s); an earned royalty of [***] on Net Sales of Genetically Engineered Cellular Therapy or CAR-T Licensed Products by LICENSEE and/or its Affiliate(s);

provided, however, that no more than one earned royalty shall be due under this Agreement with respect to the sale of any Licensed Product; and

provided, further, that the earned royalty due on Net Sales of Combination Product by LICENSEE and/or its Affiliate(s) shall be calculated as below:

Earned Royalties due UNIVERSITY = [A/(A+B)] x royalty rate on Net Sales of the Licensed Products x Net Sales of Combination Product, where:

A is the separately listed sale price of the Licensed Product; and

B is the separately listed sale prices of the individual products that satisfy the requirements outlined in Paragraph 1.8 (“Combination Products”). In no event shall the amount payable to UNIVERSITY be less than [***] of the amount otherwise due.

For any products in B for which LICENSEE has reduced its earned royalties payable to UNIVERSITY under Paragraph 3.l(f) or (g), this provision shall not apply.

(f)        In the event of (i) expiration of applicable Patent Rights to a Licensed Product while use of Technology still applies, and/or (ii) a Licensed Product is indicated for use

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in combination with another pharmaceutical product, the earned royalty shall be reduced by [***]. If LICENSEE has reduced its earned royalties payable to UNIVERSITY under Paragraph 3.1(e) or (g), this provision shall not apply.

(g)        In the event LICENSEE is required to pay royalties or milestones to one or more third parties for patent or technology rights necessary to make, use or sell Licensed Products, LICENSEE may deduct [***] from the earned royalties payable to UNIVERSITY for every [***] LICENSEE actually pays to said third parties provided, however, except as otherwise set forth herein, in no event shall the amount payable to UNIVERSITY be less than [***] of the amount otherwise due. If LICENSEE has reduced its earned royalties payable to UNIVERSITY under Paragraph 3.1(e) or (f), this provision shall not apply.

(h)        Sublicense Fees (defined below) received by LICENSEE from its Sublicensees that are not earned royalties according to the following schedule:

Development stage of Licensed Product	Percent of Sublicense Fee

Prior to the initiation of the first Phase II clinical trial for the Antibody Licensed Product	[***]

Prior to the initiation of the first Phase II clinical trial with respect to any Licensed Product (with the exception to the Antibody Licensed Product)	[***]

After initiation of the first Phase II clinical trial but prior to regulatory approval for any Licensed Product	[***]

After regulatory approval for any Licensed Product	[***]

“Sublicense Fees” means all upfront fees, milestone payments and similar license fees received by LICENSEE from its Sublicensees in consideration for the grant of a Sublicense for Patent Rights and Technology, but excluding:

(i)        any royalty payments or other share of net sales (including revenue sharing, profit payments that would otherwise be reflected in Net Sales) on the sale or distribution of Licensed Products or services using Licensed Products;

(ii)         payments for equity or debt securities of LICENSEE (except to the extent such payments exceed the fair market value of such securities upon date of receipt, in which case such premiums over fair market value shall be deemed to be “Sublicense Revenue”);

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(iii)        research or development funding explicitly earmarked to be applied directly to the future research and/or development of Licensed Products and/or Licensed Services;

(iv)        amounts payed by a Sublicensee for supply of goods from LICENSEE related to the Licensed Products; and

(v)        payments and reimbursement of Patent Costs previously paid to UNIVERSITY by LICENSEE with respect to the filing, preparation, prosecution or maintenance of the Patent Rights.

(i)        on each and every Sublicense royalty payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee royalties based on the royalty rate in Paragraphs 3.1(e) through (g) as applied to Net Sales;

(j)        beginning the calendar year of commercial sales of the first Licensed Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraphs 3.1(e) through (g) to UNIVERSITY in any such year cumulatively amounts to less than the amounts in the schedule below:

Year 1: [***]

Year 2: [***]

Year 3: [***]

Year 4-5: [***]

Year 6 and beyond: [***]

(“minimum annual royalty”), LICENSEE shall pay to UNIVERSITY a minimum annual royalty on or before February 28 following the last quarter of such year the difference between amount noted above and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(e) through (g); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(j) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.2

Patent Costs. LICENSEE shall reimburse UNIVERSITY all past (prior to the Effective Date) and future (on or after the Effective Date) Patent Costs within thirty (30) days following the date an itemized invoice is sent from UNIVERSITY to LICENSEE. In UNIVERSITY’s discretion, for Patent Costs anticipated to exceed [***] (“Anticipated Costs”), UNIVERSITY will inform LICENSEE no less than sixty (60) days prior to the date when Anticipated Costs are incurred. UNIVERSITY may, at its discretion and in accordance with Paragraph 5.l(c), require full advance payment of Anticipated Costs at least fifteen (15) business days before required filing dates (“Advance Payment Deadline”). In the event UNIVERSITY has provided LICENSEE with a sixty (60) days’ notice of Anticipated Costs, and LICENSEE does not pay the Anticipated Costs on or

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before the Advance Payment Deadline, UNIVERSITY will act at its sole discretion with regard to filing, prosecution and maintenance of those Patent Rights associated with the sixty (60) days’ notice. In the event that the Anticipated Costs paid by LICENSEE is greater than the actual cost, the excess amount is creditable against future Patent Costs. In the event that the actual costs exceed the Anticipated Costs paid in advance by LICENSEE, LICENSEE shall pay such excess costs within thirty (30) days following the date an itemized invoice is sent as set forth in Paragraph 4.3.

In the event that UNIVERSITY licenses Patent Rights to a third party (“Additional Licensee”), UNIVERSITY shall cause any Additional Licensee to pay a pro-rata share of future Patent Costs after the execution date of the Additional Licensee’s license. For purposes if this Paragraph 3.2, “pro-rata” shall mean a fractional share of the total Patent Costs multiplied by a fraction, the numerator of which is one and the denominator of which is the Additional Licensee plus one.

3.3	Due Diligence.

(a) LICENSEE	shall, either directly or through its Affiliate(s) or Sublicensee(s):

(i)        diligently proceed with the development, manufacture and sale of Licensed Products;

(ii)        annually spend not less than [***] for the development of Licensed Products during the first five (5) years of this Agreement. LICENSEE recognizes the expertise of the Inventors in Inventions and, pursuant to Paragraph 3.4 below, is committed to contract the Inventors to further develop Inventions at UCSD of at least [***] per year for a total of five years. LICENSEE may credit the amount actually paid to UCSD under such contract against its obligation under this paragraph;

(iii)        market Licensed Products in the United States within nine (9) months of receiving regulatory approval to market such Licensed Products;

(iv)        fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(v)        obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

A.	First Antibody Licensed Product - UC99961/UC-961/ Cirmtuzumab

(i)        open IND and initiate Phase I clinical trial for Licensed Product within one (1) year from the Effective Date;

(ii)        dose the first patient in the first Phase II clinical trial for Licensed Product within three (3) years from the Effective Date;

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(iii)        dose the first patient in the first Phase I/Phase II clinical trial in ovarian and/or breast cancer with Licensed Product within three (3) years from the Effective Date;

(iv)        complete first end of Phase II meeting with FDA for Licensed Product within three and one half (3.5) years from the Effective Date;

(v)        dose first patient in the first Phase II clinical trial in ovarian or breast cancer for Licensed Product within four (4) years from the Effective Date;

(vi)        dose first patient in the first Phase III clinical trial for Licensed Product within five and one half (5.5) years from the Effective Date;

(vii)        complete enrollment of the first Phase III clinical trial for Licensed Product within seven (7) years from the Effective Date;

(viii)        submit the first NDA for the Licensed Product to the United States FDA within eight (8) years from the Effective Date;

(ix)        dose first patient in each Phase III clinical trial for Licensed Product in ovarian or breast cancer within six (6) years form the Effective Date; and

(x)        LICENSEE will provide additional diligence for the development of Licensed Products within three (3) years from the Effective Date.

B.	First Genetically Engineered Cellular Therapy or CAR-T Licensed Product

(i)        Initiate IND-enabling toxicology studies for Licensed Product within three (3) years from the Effective Date;

(ii)        File the first IND for Licensed Product within four (4) years from the Effective Date;

(iii)        Initiate the first Phase I clinical trial for Licensed Product within four and one half (4.5) years from the Effective Date;

(iv)        Dose first patient in first Phase II clinical trial for Licensed Product within six (6) years from the Effective Date;

(v)        Conduct end of Phase II meeting with the FDA for Licensed Product within seven (7) years from the Effective Date; and

(vi)        LICENSEE will provide additional diligence for the development of Genetically Engineered Cellular Therapy or CAR-T Licensed Products within four (4) years from the Effective Date;

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(b) If LICENSEE fails to perform any of its obligations specified in Paragraph 3.3(a) in any Licensed Product category (e.g. Antibody Licensed Product or Genetically Engineered Cellular Therapy or CAR-T Licensed Product), then UNIVERSITY shall have the right and option, if LICENSEE fails to cure such breach or provide an acceptable plan of action to cure such breach, to either terminate this Agreement or change LICENSEE’s exclusive license to a nonexclusive license with respect to such Licensed Product category. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.

The deadlines for the diligence milestones set forth in Paragraph 3.3(a) above shall be extended by the length of any delay caused by a regulatory authority where such delay by the regulatory authority was not the result of the LICENSEE’s actions or inactions and was not the result of the LICENSEE’s failure to abide by the regulatory authority’s instructions or LICENSEE’s failure to provide data to the regulatory authority in the form and manner required by such regulatory authority.

In the event of delays due to efficacy and/or safety of Licensed Products and beyond the control of LICENSEE, LICENSEE and UNIVERSITY shall discuss in good faith extensions of the time-lines presented in Paragraph 3.3(a) above.

3.4

Research Support. LICENSEE agrees to provide research support to Inventors to further develop the Inventions at UCSD in the amount of not less than five hundred thousand dollars (US$500,000) in the aggregate per year for five (5) years under sponsored research agreements (“Sponsored Research Agreements”) to be negotiated by LICENSEE with the UCSD Office of Contract and Grant Administration. In consideration of the foregoing, LICENSEE shall enter into a Sponsored Research Agreement conducted under the direction of Dr. Thomas Kipps, MD within thirty (30) days of the Effective Date. All amounts paid by LICENSEE to UNIVERSITY under the Sponsored Research Agreement shall cumulatively count towards LICENSEE’s annual spend obligation under Article 3.3(a)(ii).

In addition, and to the extent such financial support is required by CIRM, LICENSEE agrees to provide support for up to [***] of the costs of the CIRM-funded clinical trial of UC-961 up to [***] year (prorated for any partial year that the clinical trial grant is in effect), under a Clinical Trials Agreement which will be executed within forty-five (45) days from the Effective Date.

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1	Reports.

(a)        Progress Reports.

Beginning six months after the Effective Date and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall report to UNIVERSITY progress covering LICENSEE’s (and Affiliate’s and Sublicensee’s) activities for the preceding six months to develop and test all Licensed Products and obtain governmental

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approvals necessary for marketing the same. Such semiannual reports shall be due within sixty (60) days of the reporting period and include a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products, and summary of resources (dollar value) spent in the reporting period. The reports referred to in this Paragraph 4.1(a) should be marked with the following title and case number: “License Agreement between UCSD and Oncternal Therapeutics, Inc. for case SD2012-143.” Reports shall be submitted as attachment to UCSD’s email address: oic-reports@ucsd.edu.

(b)        Royalty Reports.

After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar quarter and shall show:

(i)        the date of first commercial sale of a Licensed Product in each country;

(ii)        the gross sales, deductions as provided in Paragraph 1.12 (Net Sales), and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(iii)        the number of each type of Licensed Product sold;

(iv)        Sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(v)        the method used to calculate the royalties; and

(vi)        the exchange rates used.

If no sales of Licensed Products have been made and no Sublicense revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report. The reports referred to in this Paragraph 4.1(b) should be marked with the following title and case number: “License Agreement between UCSD and Oncternal Therapeutics, Inc. for case SD2015-143.” Reports shall be submitted as attachment to UCSD’s email address: oic-reports@ucsd.edu.

(c)        Timely Reports.

LICENSEE acknowledges the important value that timely reporting provides in the UNIVERSITY’s effective management of its rights under this Agreement. LICENSEE further acknowledges that failure to render the reports required under this Paragraph 4.1 may harm UNIVERSITY’s ability to manage its rights under this Agreement. As such, reports not submitted by the required due date under this Paragraph 4.1 will cause to be due by LICENSEE to UNIVERSITY a late reporting fee of five hundred dollars (US$500.00) per month until such report, compliant with the requirements of this

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Paragraph 4.1, is received by UNIVERSITY. Payment of this fee is subject to Paragraph 4.3 and Paragraph 10.1 herein.

4.2	Records & Audits.

(a)        LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b)         All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY’s Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and reasonably acceptable to LICENSEE and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues no more than one time for each annual period. If LICENSEE rejects three choices of CPAs suggested by UNIVERSITY, then UNIVERSITY may choose a CPA without concurrence by LICENSEE. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of [***] for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of [***] per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of [***] for any twelve-month (12-month) period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

4.3	Payments.

(a)        All fees, reimbursements and royalties due UNIVERSITY shall be paid in United States dollars and all checks (should payment by wire not be possible) shall be made payable to “The Regents of the University of California”, referencing UNIVERSITY’s taxpayer identification number, 95-6006144, and sent to UNIVERSITY according to Paragraph 10.l (Correspondence). When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the average of the exchange rate quoted in the Wall Street Journal for the thirty (30) days prior to the end of the applicable reporting period.

(b)        Royalty Payments.

(i)        Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

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(ii)         LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE’s most recently completed calendar quarter.

(iii)         Royalties earned on sales occurring or under Sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of University’s tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(iv)        If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of funds for as long as the legal restrictions apply.

(v)        LICENSEE shall not collect royalties from, or cause to be paid on Licensed Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.

(vi)        In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision.

(vii)        Royalty payments under Article 3, recoveries and settlements under Article 5, and royalty reports under 4.l(b) shall be rendered for any and all Licensed Products even if due after expiration of the Agreement. If no applicable Patent Rights existed in the Territory at the time of any making, use, sale, offer for sale, or import, then no royalty payments or royalty reports shall be due.

(c)        Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of [***] per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

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ARTICLE 5. PATENT MATTERS

5.1	Patent Prosecution and Maintenance.

(a)         Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution to allow for review and comment by LICENSEE, including discussion among relevant entities (i.e. entities with interests in the Patent Rights) to the extent appropriate. UNIVERSITY shall reasonably consider all such comments, provided, however, if the LICENSEE has not commented upon such documentation in a reasonable time for UNIVERSITY to sufficiently consider LICENSEE’s comments prior to a deadline with the relevant government patent office, or UNIVERSITY must act to preserve the Patent Rights, UNIVERSITY will be free to respond without consideration of LICENSEE’s comments, if any. LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY. UNIVERSITY shall in any event control all patent filings and all patent prosecution decisions and related filings (e.g. responses to office actions) shall be at UNIVERSITY’s final discretion (prosecution includes, but is not limited to, interferences, oppositions and any other inter partes matters originating in a patent office).

(b)        UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(c)         LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months’ written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto. Non-payment of any portion of Patent Costs or Anticipated Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. UNIVERSITY is not obligated at any time to file, prosecute, or maintain Patent Rights in a country, where, for that country’s patent application LICENSEE is not paying Patent Costs or Anticipated Costs, or to file, prosecute, or maintain Patent Rights to which LICENSEE has terminated its license hereunder.

(d)        LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and, if requested by LICENSEE,

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UNIVERSITY shall execute such documents and take any other additional action as LICENSEE reasonably requests in connection therewith.

5.2	Patent Infringement.

(a)         In the event that UNIVERSITY (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Invention) or LICENSEE learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, LICENSEE has exclusive rights under this Agreement, neither UNIVERSITY nor LICENSEE will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other. If LICENSEE notifies a third party of infringement or puts such third party on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of UNIVERSITY and UNIVERSITY is sued in declaratory judgment, UNIVERSITY shall have the right to terminate this Agreement immediately without the obligation to provide sixty (60) days’ notice as set forth in Paragraph 7.1. Both UNIVERSITY and LICENSEE will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

For the avoidance of doubt, this paragraph 5.2(a) does not prevent LICENSEE or UNIVERSITY from consulting its counsel or insurance providers or prevents LICENSEE from patent marking according to paragraph 5.3.

(b)         If infringing activity of potential commercial significance with respect to the Field by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, LICENSEE may institute suit for patent infringement against the infringer. UNIVERSITY may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of LICENSEE’s suit or any judgment rendered in that suit. LICENSEE may not join UNIVERSITY in a suit initiated by LICENSEE without UNIVERSITY’S prior written consent. If, in a suit initiated by LICENSEE, UNIVERSITY is involuntarily joined other than by LICENSEE, LICENSEE will pay any costs incurred by UNIVERSITY arising out of such suit, including but not limited to, any legal fees of counsel that UNIVERSITY selects and retains to represent it in the suit.

(c)         If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance with respect to the Field by the infringer has not been abated and if LICENSEE has not brought suit against the infringer, UNIVERSITY may institute suit for patent infringement against the infringer. If UNIVERSITY institutes such suit, LICENSEE may not join such suit without UNIVERSITY’S consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of UNIVERSITY’S suit or any judgment rendered in that suit.

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(d)        Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under any statute expediting litigation (e.g. the Drug Price Competition and Patent Term Restoration Act of 1984 and/or foreign counterparts of this Law or the Biologics Price Competition and Innovation Act) (“Act”), then the party in receipt of such notice under the Act (in the case of UNIVERSITY to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly. If the time period is such that the LICENSEE will lose the right to pursue legal remedy for infringement with respect to the Field by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within forty-five (45) days of the date of such notice under the Act to either party.

(e)        Any recovery or settlement received in connection with any suit will first be shared by UNIVERSITY and LICENSEE equally to cover the litigation costs each incurred, and next shall be paid to UNIVERSITY or LICENSEE to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by LICENSEE, any recovery in excess of litigation costs will be shared between LICENSEE and UNIVERSITY as follows: (i) for any recovery other than amounts paid for willful infringement: (A) UNIVERSITY will receive [***] of the recovery if UNIVERSITY was not a party in the litigation and did not incur any litigation costs; (B) UNIVERSITY will receive [***] of the recovery if UNIVERSITY was a party in the litigation, but did not incur any litigation costs, including the provisions of Paragraph 5.2(b) above, or (C) UNIVERSITY will receive [***] of the recovery if UNIVERSITY incurred any unreimbursed litigation costs in connection with the litigation; and (ii) for any recovery for willful infringement, UNIVERSITY will receive [***] of the recovery. In any suit initiated by UNIVERSITY, any recovery in excess of the litigation costs for UNIVERSITY AND LICENSEE will belong to UNIVERSITY. UNIVERSITY and LICENSEE agree to be bound by all final and unappealable determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Paragraph 5.2.

(f)        Any agreement made by LICENSEE for purposes of settling litigation or other dispute shall comply with the requirements of Paragraph 2.2 (Sublicenses) of this Agreement.

(g)        Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

(h)        Any litigation proceedings will be controlled by the party bringing the suit, except that UNIVERSITY may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3

Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws. LICENSEE shall be responsible for all monetary and legal liabilities

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arising from or caused by (i) failure to abide by applicable patent marking laws and (ii) any type of incorrect or improper patent marking.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1

Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2

Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.3

Preference for United States Industry. If LICENSEE sells a Licensed Product or Combination Product in the US, LICENSEE shall manufacture said product substantially in the US to the extent required by applicable law, unless a waiver is obtained from the appropriate federal agency.

6.4

Access Requirements. To the extent required by applicable law, unless a waiver is obtained from the appropriate agency, LICENSEE shall submit an access plan to CIRM within ten (10) days following final approval of Licensed Product by the FDA. The plan must afford access to Licensed Product to Californians who have no other means to purchase the Licensed Product (Title 17, California Code of Regulations, section 100607, Exhibit A, “Access Requirements for Products Developed by Grantees”).

6.5

March-In Rights. To the extent required by applicable law, unless a waiver is obtained from the appropriate agency, CIRM may request LICENSEE enter into a license agreement with respect to Licensed Product in any field of use or territory with a responsible applicant or applicants, upon terms that are reasonable under the circumstances (Title 17, California Code of Regulations, section 100610, Exhibit A, “March-In Rights”).

ARTICLE 7. TERMINATION OR EXPIRATION OF THE AGREEMENT

7.1	Termination by UNIVERSITY.

(a)         If LICENSEE fails to perform or violates any material term of this Agreement, then UNIVERSITY may give written notice of default (“Notice of Default”) to LICENSEE. If LICENSEE fails to cure the default or fails to provide UNIVERSITY with a reasonable plan of action to cure such default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination

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shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY. During the term of any such Notice of Default or period to cure, to the extent the default at issue is a failure to pay past or ongoing Patent Costs as provided for under this Agreement, UNIVERSITY shall have no obligation to incur any new Patent Costs under this Agreement and shall have no obligation to further prosecute Patent Rights or file any new patents under Patent Rights.

(b)         This Agreement will terminate immediately, without the obligation to provide sixty (60) days’ notice as set forth in Paragraph 7.l(a), if LICENSEE files a claim asserting that any portion of UNIVERSITY’s Patent Rights is invalid or unenforceable where the filing is by the LICENSEE, a third party on behalf of the LICENSEE, or a third party at the written urging of the LICENSEE.

(c)         This Agreement shall automatically terminate without the obligation to provide sixty (60) days’ notice as set forth in Paragraph 7.1(a) upon the filing of a petition for relief under the United States Bankruptcy Code by the LICENSEE as a debtor or alleged debtor.

7.2	Termination by LICENSEE.

(a)         LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90) day written notice to UNIVERSITY. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b)        Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3

Term. Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force throughout the Term, and will expire upon the completion of the Term. Upon the natural termination of the Term, the licenses granted hereunder shall be deemed to be fully paid up, perpetual and irrevocable.

7.4	Survival on Termination or Expiration. The following paragraphs and articles shall survive the termination or expiration of this Agreement:

(a)        Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)        Paragraph 7.5 (Disposition of Licensed Products on Hand);

(c)        Article 8 (LIMITED WARRANTY AND INDEMNIFICATION);

(d)        Article 9 (USE OF NAMES AND TRADEMARKS);

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(e)        Paragraph 10.2 (Secrecy);

(f)        Paragraph 10.5 (Failure to Perform); and

(g)        Paragraph 10.6 (Governing Laws).

7.5

Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and eighty (180) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1	Limited Warranty.

(a)         UNIVERSITY warrants that it has the lawful right to grant this license. This warranty does not include Patent Rights to the extent assigned, or otherwise licensed, by UNIVERSITY’s inventors to third parties.

(b)         The license granted herein is provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights will not infringe any other patent or other proprietary rights.

(c)         UNIVERSITY WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF UNIVERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. ALSO, UNIVERSITY WILL NOT BE LIABLE FOR ANY DIRECT DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO PATENT RIGHTS TO THE EXTENT ASSIGNED, OR OTHERWISE LICENSED, BY UNIVERSITY’S INVENTORS TO THIRD PARTIES.

(d)        Nothing in this Agreement shall be construed as:

(i)        a warranty or representation by UNIVERSITY as to the validity or scope of any Patent Rights;

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(ii)        a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii)        an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv)        conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v)        an obligation to furnish any know-how not provided in Patent Rights.

8.2	Indemnification.

(a)        LICENSEE will, and will require Sublicensees to, indemnify, hold harmless, and defend UNIVERSITY and its officers, employees, and agents; the sponsors of the research that led to the Inventions; and the inventors of patents or patent applications under Patent Rights, and their employers; against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from, or arising out of, the exercise of this license or any Sublicense. This indemnification will include, but will not be limited to, any product liability.

(b)        LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self-insurance as follows:

(i)        comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, five million dollars (US$5,000,000); (B) products/completed operations aggregate, ten million dollars (US$10,000,000); (C) personal and advertising injury, five million dollars (US$5,000,000); and (D) general aggregate (commercial form only), ten million dollars (US$ I 0,000,000). If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement.

(ii)         Worker’s Compensation as legally required in the jurisdiction in which the LICENSEE is doing business; and

(iii)        the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c)        If requested by UNIVERSITY, LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the

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coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d)         UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article. LICENSEE will not settle any claim against UNIVERSITY without UNIVERSITY’s written consent, where (a) such settlement would include any admission of liability or admission of wrong doing on the part of the indemnified party, (b) such settlement would impose any restriction on UNIVERSITY /indemnified party’s conduct of any of its activities, or (c) such settlement would not include an unconditional release of UNIVERSITY/indemnified party from all liability for claims that are the subject matter of the settled claim.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1

Except as provided in Paragraph 9.3, nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity, or other promotional activities is prohibited, without the express written consent of UNIVERSITY.

9.2

UNIVERSITY may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventors not disclose such terms and conditions to others.

9.3

UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act and in compliance with the terms of the sponsorship agreement with CIRM. LICENSEE hereby grants permission for UNIVERSITY (including UCSD) to include LICENSEE’s name and a link to LICENSEE’s website in UNIVERSITY’s and UCSD’s annual reports and on UNIVERSITY’s (including UCSD’s) websites that showcase technology transfer-related stories.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1	Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a)        on the date of delivery if delivered in person,

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(b)        five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party, or

(c)        upon confirmation by recognized national overnight courier, confirmed facsimile transmission, or confirmed electronic mail, to the following addresses or facsimile numbers of the parties.

If sent to LICENSEE:

Oncternal Therapeutics, Inc.

3525 Del Mar Heights Road, Suite 821

San Diego, California 92130

Attention: CEO

Phone: [***]

Email: [***]

With a copy to:

Hale BioPharma Ventures, LLC

1042-B N. El Camino Real, Suite 430

Encinitas, California 92024-1322

Attention: David F. Hale

Email: [***]

If sent to UNIVERSITY by mail:

University of California, San Diego

Office of Innovation and Commercialization

9500 Gilman Drive, Mail Code 0910

La Jolla, California 92093-0910

Attention: Director

If sent to UNIVERSITY by overnight delivery:

University of California, San Diego

Office of Innovation and Commercialization

10300 North Torrey Pines Road

Torrey Pines Center North, Third Floor

La Jolla, California 92037

Attention: Assistant Vice Chancellor

10.2	Secrecy.

(a)         “Confidential Information” shall mean information relating to the Inventions and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked “Confidential”, or if first disclosed otherwise, shall

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within thirty (30) days of such disclosure be reduced to writing by UNIVERSITY and sent to LICENSEE:

(b)        LICENSEE shall:

(i)        use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(ii)        safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(iii)        not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UNIVERSITY, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(A)	LICENSEE can demonstrate by written records was previously known to it;

(B)	is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE;

(C)	is lawfully obtained by LICENSEE from sources independent of UNIVERSITY; or

(D)	is required to be disclosed by law or a court of competent jurisdiction; and

(c)        The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

(d)        For the sake of clarity, LICENSEE may disclose the existence of this Agreement (including the fact that it contains license grants to Patent Rights ) and the terms and conditions contained herein to the extent such disclosure is reasonably necessary for the following purposes: (i) conducting clinical trials; (ii) making regulatory filings; (iii) complying with applicable governmental regulations; (iv) submitting information to acquirers or Sublicensees of all or a portion of the Patent Rights (potential and actual), consultants and others having a need to know for the purposes of development, manufacture or marketing of Licensed Product or Licensed Method pursuant to this Agreement, provided that such acquirers, Sublicensees, consultants and others shall also agree to appropriate and comparable confidentiality and non-use provisions as provided for in this Paragraph 10.2; (v) to the extent required by applicable law (including without limitation any filings by LICENSEE with the Securities and Exchange Commission or similar authority), orders of courts, regulatory authorities or similar bodies having jurisdiction over LICENSEE; and (vi) fund-raising.

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10.3

Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY. Notwithstanding the foregoing, LICENSEE may assign its rights under this Agreement in whole or in part to an Affiliate or to a successor-in-interest to all or substantially all of the business of LICENSEE to which this Agreement relates upon written notice to UNIVERSITY for the part of its rights so assigned and only to the extent that assignee Affiliate is responsible for LICENSEE’s duties under this Agreement incurred before the assignment as well as after assignment and payment of an assignment fee equal to [***] of the value of the transaction.

10.4	No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5

Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorneys’ fees in addition to costs and necessary disbursements.

10.6

Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7

Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; changes in regulatory agency policy, practices or demands; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party’s obligations herein shall resume.

10.8

Headings. The headings of the several articles and paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9

Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10	Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11

Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this

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Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

[Signature page follows]

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IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

ONCTERNAL THERAPEUTICS, INC.:	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By: /s/ James Breitmeyer (Signature)	By: /s/ Ruben Flores, Ph.D. (Signature)

Name: James Breitmeyer Title: President and Chief Executive Officer	Ruben Flores, Ph.D. President and Chief Executive Officer

Date: 8/31/2018	Date: 8/30/2018

EXHIBIT A

TITLE 17, CALIFORNIA CODE OF REGULATIONS

§ 100607. Access Requirements for Products Developed by Grantees.

(a)        A Grantee, a Collaborator or an Exclusive Licensee that is commercializing a Drug, as defined in Title 17, California Code of Regulations, section 100601, subdivision (i), that resulted in whole or in part from CIRM-Funded Research must submit a plan to afford access to such a Drug to Californians who have no other means to purchase the Drug. As used in this section, “no other means” means Californians who are not covered by a prescription drug benefit provided by any third-party payer (private or public) covering the particular Drug, and whose family incomes are below 300 percent of the federal poverty level. The access plan must be consistent with industry standards at the time of commercialization accounting for the size of the market for the Drug and the resources of the Grantee, the Collaborator or its Exclusive Licensee. Grantees, Collaborators and/or their Exclusive Licensees shall have the burden of establishing that the proposed access plan satisfies the requirements of this Section.

(b)        A Grantee, a Collaborator or an Exclusive Licensee that commercializes a Drug must submit the access plan described in subdivision (a) of this regulation to CIRM within 10 business days following final approval of the Drug by the federal Food and Drug Administration, unless, within that timeframe, the Grantee, Collaborator or Exclusive Licensee seeks an extension from CIRM. If CIRM grants an extension, the access plan must be submitted no later than 30 business days following final approval of the Drug by the federal Food and Drug Administration.

(c)        The access plan shall be subject to the approval of CIRM after a public hearing conducted by CIRM that provides for receipt of public comment. CIRM may adopt appropriate procedures to protect proprietary information submitted by Grantees, Collaborators and Exclusive Licensees in connection with said public hearing. Approval shall not be unreasonably

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withheld. Overall, CIRM shall not require that proposed Access plans exceed industry standards for such plans at the time of commercialization in California.

(d)        Access plans approved hereunder shall make Grantees, Collaborators and Exclusive Licensees that commercialize a Drug responsible only for providing the Drug itself. Nothing herein shall require the Grantee, Collaborator or Exclusive Licensee to be responsible for any costs of administering the Drug nor for any associate costs of medical procedures or protocols for the Drug therapy, nor for any costs for attendant care.

(e)        The Independent Citizens Oversight Committee (“ICOC”) may waive the requirement in subdivision (a) of this section if the ICOC determines, after a public hearing, that in the absence of the waiver, development and broad delivery of the Drug will be unreasonably hindered or that the waiver will provide significant benefits that equal or exceed the benefits that would otherwise flow to the state pursuant to subdivision (a) of this section. To invoke this waiver provision, a Grantee, Collaborator or Exclusive Licensee must deliver a written request to the Chair of the ICOC within 10 business days following final approval of the Drug by the federal Food and Drug Administration, unless the Chair of the ICOC agrees to an extension. The request must be accompanied by materials describing how development and broad delivery of the Drug will be unreasonably hindered by compliance with subdivision (a) of this section, and/or how the waiver will provide significant benefits that equal or exceed the benefits that would otherwise flow to the state pursuant to subdivision (a) of this section. The request shall be posted on CIRM’s website no fewer than ten (10) business days prior to the ICOC’s consideration. The ICOC may meet in closed session to review confidential or proprietary material, or other material as allowed by Health and Safety Code section 125290.30, subdivision (d).

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(f)        A Grantee, Collaborator, or an Exclusive Licensee that is commercializing the Drug must provide a Drug, that resulted in whole or in part from CIRM-Funded Research, at a price as provided in the California Discount Prescription Drug Program (commencing with California Health and Safety Code section 130500) (or a successor statewide prescription drug discount program) to eligible Californians under said program.

(g)        A Grantee, Collaborator or its Exclusive Licensee that is commercializing the Drug must sell a Drug, that resulted in whole or in part from CIRM-Funded Research, and which is purchased in California with Public Funds (as defined in Title 17, California Code of Regulations, section 100601, subdivision (cc)) at any benchmark price described in the California Discount Prescription Drug Program or a successor statewide prescription drug discount program.

(h)        This regulation is not intended, and this-regulation shall not be construed, to preempt or prevent any other requirement under state or federal law or regulation, or agreement or contract, that would result in selling a Drug at a lower price than provided hereunder. Note: Authority cited: Article XXXV, California Constitution; and Section 125290.40(j), Health and Safety Code.

Reference: Sections 125290.30 and 125290.80, Health and Safety Code.

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§ 100610. March-In Rights.

(a)

CIRM may request that a Grantee, Collaborator or an Exclusive Licensee enter into a nonexclusive, partially exclusive, or Exclusive License Agreement with respect to a CIRM-Funded Invention or CIRM-Funded Technology, in any field of use or territory with a responsible applicant or applicants, upon terms that are reasonable under the circumstances.

(b)

If a Grantee, Collaborator or an Exclusive Licensee refuses CIRM’s request to enter into a License Agreement to a CIRM-Funded Invention or CIRM-Funded Technology as provided by this regulation, CIRM shall have the right to enter into such a license with an applicant on behalf of the Grantee or its Exclusive Licensee (march-in) if:

(1)	the Grantee, Collaborator or an Exclusive Licensee has not made reasonable efforts to achieve practical application of a CIRM-Funded Invention and/or CIRM-Funded Technology, as applicable;

(2)	the Grantee, Collaborator or an Exclusive Licensee have failed to provide or comply with a plan for access to a Drug in accordance with Title 17, California Code of Regulations, section 100607;

(3)

the Grantee, Collaborator or Exclusive Licensee has unreasonably failed to use a CIRM-Funded Invention or CIRM- Funded Technology to alleviate public health and safety needs that constitute a public health emergency as declared by the Governor.

(c)	One consideration in taking the action described in subdivision (b) of this regulation will be whether doing so will impinge on the Grantee’s, Collaborator’s or Exclusive Licensee’s academic freedoms.

(d)

CIRM will promptly notify a Grantee, Collaborator or an Exclusive Licensee of any adverse determination under this provision and the basis therefore, as well as its intention to exercise march-in rights ( “March-In Notice”).

(e)

CIRM will not exercise its march-in rights if the Grantee, Collaborator or an Exclusive Licensee promptly takes action to cure the deficiency and such deficiency is cured sooner than one year from the date of the March-In Notice (or longer period by mutual agreement). With respect to a deficiency described in subdivision (b)(3) of this regulation, however, CIRM may exercise such right at any time in the event of a public health or safety emergency declared by the Governor and where CIRM finds that exercise of march-in rights is likely to alleviate the circumstances or conditions that give rise to the emergency declaration.

(f)

Within thirty (30) days of the date CIRM issues a March-In Notice, the subject Grantee may appeal CIRM’s decision to the ICOC by notifying the President of CIRM in writing of its intent to appeal CIRM’s decision. Within sixty (60) days of the March-In Notice date, the subject Grantee must submit a written statement of the reasons for the appeal and any supporting materials it wishes to have considered by the ICOC. Absent extraordinary circumstances, the ICOC shall render a final determination on the appeal within one hundred twenty (120) days of the March-In Notice. In cases where an appeal is filed, CIRM shall not effect a march-in unless and until the ICOC renders a final determination on the appeal. The ICOC may reverse the decision of the CIRM to exercise march-in rights under this regulation for any reason.

(g)

Unless provided otherwise by CIRM, any applicant to receive a License or Assignment pursuant to this regulation will be bound by this Chapter as if it were an original Grantee recipient of the funding that resulted in the applicable CIRM-Funded Invention or CIRM-Funded Technology.

EXHIBIT B

ARTICLES OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ONCTERNAL THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Oncternal Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Oncternal Therapeutics, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on November 18, 2013 under the name Tokalas, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I.

The name of this corporation is Oncternal Therapeutics, Inc. (referred to herein as the “Corporation”).

ARTICLE II.

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business and purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV.

A.        Authorization of Stock. The Corporation is authorized to issue two classes of stock designated, Common Stock, par value $0.0001 per share (“Common Stock”) and Preferred

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Stock, par value $0.0001 per share (“Preferred Stock”). The Preferred Stock shall consist of three series, one of which shall be designated “Series A Preferred Stock”, one of which shall be designated “Series B Preferred Stock”, and one of which shall be designated “Series B-2 Preferred Stock”. The number of shares of Common Stock which this Corporation is authorized to issue is 200,000,000. The number of shares of Preferred Stock which this Corporation is authorized to issue is 143,560,000, of which 75,000,000 shares shall be designated Series B-2 Preferred Stock, 55,000,000 shares shall be designated Series B Preferred Stock, and 13,560,000 shares shall be designated Series A Preferred Stock.

B.        Preferred Stock. The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each series of Preferred Stock of this Corporation. Unless otherwise indicated, references to “Sections” or “subsections” in this Part B of Article IV refer to sections and subsections of Part B of this Article IV.

1.        Dividends. In the event dividends are paid on any share of Common Stock, the Corporation shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors of the Corporation.

2.        Liquidation.

(a)        Preferences.

(i)        In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (a “Liquidation Event”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each share of Series B-2 Preferred Stock shall be entitled to receive on a pro rata basis out of the assets of the Corporation, whether such assets are capital, surplus or earnings, an amount equal to the Liquidation Value (as set forth in Section 2(e)) of such share, which amount shall be paid prior to and in preference of any payment made or assets distributed on the Series B Preferred Stock, the Series A Preferred Stock, the Common Stock or any other class or series of capital stock of the Corporation.

(ii)        In the event of a Liquidation Event, after payment to the holders of Series B-2 Preferred Stock of the full amounts specified in Section 2(a)(i) above, the holders of each share of Series B Preferred Stock shall be entitled to receive on a pro rata basis out of the assets of the Corporation, whether such assets are capital, surplus or earnings, an amount equal to the Liquidation Value (as set forth in Section 2(e)) of such share, which amount shall be paid prior to and in preference of any payment made or assets distributed on the Series A Preferred Stock, the Common Stock or any other class or series of capital stock of the Corporation.

(iii)        In the event of a Liquidation Event, after payment to the holders of Series B Preferred Stock of the full amounts specified in Section 2(a)(ii) above, the holders of each share of Series A Preferred Stock shall be entitled to receive on a pro rata basis out of the assets of the Corporation, whether such assets are capital, surplus or earnings, an amount equal to

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the Liquidation Value (as set forth in Section 2(e)) of such share, which amount shall be paid prior to and in preference of any payment made or assets distributed on the Common Stock or any other class or series of capital stock of the Corporation.

(b)        Partial Payment. If upon any Liquidation Event the assets of the Corporation distributable as aforesaid among the holders of the Series B-2 Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock, as applicable, shall be insufficient to permit the payment to them of the full preferential amounts to which they are entitled, then the entire remaining assets of the Corporation so to be distributed shall be distributed ratably among the holders of the Series B-2 Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock, as applicable, in proportion to the sum of their respective per share Liquidation Value; provided that no payments shall be made to holders of the Series B Preferred Stock until the holders of the Series B-2 Preferred Stock have received the full preferential amounts to which they are entitled, and no payments shall be made to holders of the Series A Preferred Stock until the holders of the Series B Preferred Stock have received the full preferential amounts to which they are entitled.

(c)        Remaining Assets. After payment to the holders of Preferred Stock of the amounts set forth in Section 2(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock and the holders of the Preferred Stock on an as-converted to Common Stock basis at the then applicable conversion rate, until such time as each share of Preferred Stock has received an aggregate distribution of three times (3x) the applicable Liquidation Value for such share of Preferred Stock (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations) (which aggregate distribution amount shall include (i) distributions made pursuant to Section 2(a) above and (ii) distributions made pursuant to this Section 2(c)), at which point no further payments shall be made to holders of the Preferred Stock by reason thereof and any remaining assets of the Corporation shall be distributed ratably among the holders of the Common Stock.

(d)        Deemed Conversion. Notwithstanding the above Sections 2(a), (b) and (c), for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this Section 2(d), then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock.

(e)        Liquidation Value. The “Liquidation Value” per share of Series A Preferred Stock as of any particular date shall be the sum of (A) $0.25 (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations) plus (B) all declared but unpaid dividends as of the date the Liquidation Value of such share is determined. The Liquidation Value per share of Series B Preferred Stock as of any particular date shall be the

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sum of (A) $0.45 (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations) plus (B) all declared but unpaid dividends as of the date the Liquidation Value of such share is determined. The Liquidation Value per share of Series B-2 Preferred Stock as of any particular date shall be the sum of (A) $0.45 (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations) plus (B) all declared but unpaid dividends as of the date the Liquidation Value of such share is determined. The Liquidation Value as it applies to each series of Preferred Stock is sometimes referred to herein as the “Liquidation Value.”

(f)        Deemed Liquidation Events.

(i)        Definition. For purposes of this Section 2, a Liquidation Event shall be deemed to be occasioned by, or to include, the following (each, a “Deemed Liquidation Event”) unless the Requisite Holders elect otherwise:

(a)        a merger or consolidation in which

(i)        the Corporation is a constituent party, or

(ii)        a Subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a Subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 2(f)(i)(a), all shares of Common Stock issuable upon exercise of stock options of the Corporation outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities of the Corporation outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); provided, that the preceding exception shall not apply (and such merger or consolidation shall be a Deemed Liquidation Event) to a merger or consolidation involving the Corporation or a Subsidiary where such transaction is entered into with an entity that has its securities registered under the Securities Act of 1933, as amended, listed on a nationally recognized stock exchange or market system, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market, or quoted on an automated quotation system (including the Pink Sheets and the OTC Bulletin Board) or by a recognized securities dealer; or

(b)        the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any Subsidiary of the Corporation of all or substantially all the assets of the Corporation and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of

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the Corporation if substantially all of the assets of the Corporation and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of the Corporation.

(ii)        Effecting a Deemed Liquidation Event.

(a)        The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2(f)(i)(a) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), (b), (c) and (d).

(b)        In the event of a Deemed Liquidation Event referred to in Section 2(f)(i)(a)(ii) or 2(f)(i)(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the holders of at least a majority of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Value. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall first redeem a pro rata portion of shares of Series A Preferred Stock, Series B Preferred Stock and Series B-2 Preferred Stock in accordance with the liquidation preferences set forth in Sections 2(a) and (b) to the fullest extent of such Available Proceeds, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 2(f)(ii)(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iii)        Notice. The Corporation shall give each holder of record of Preferred Stock written notice of such impending event described in Section 2(f)(i) not later than twenty (20) calendar days prior to the stockholders meeting called to approve such transaction, or twenty (20) calendar days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20)

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calendar days after the Corporation has given the first notice provided for herein or sooner than ten (10) calendar days after the Corporation has given notice of any material changes provided for herein. Notwithstanding anything to the contrary in subsection 2(f)(ii) or 2(f)(iii), the periods set forth in subsection 2(f)(ii) and 2(f)(iii) may be shortened and/or notice may be waived upon the Corporation’s receipt of written consent of the Requisite Holders.

3.        Redemption. The Corporation shall not be obligated to, and shall not have the right to, call or redeem any shares of the Preferred Stock, except in accordance with Section 2(f)(ii)(b) above.

4.        Voting Rights; Directors.

(a)        Generally. On all matters to come before the stockholders, the Preferred Stock shall have that number of votes per share (rounded up to the nearest whole share) equivalent to the number of shares of Common Stock into which such share of Preferred Stock is then convertible determined by reference to the applicable Conversion Price in effect at the record date of the determination of the holders of the shares entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first solicited. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held. Except as otherwise provided by law or this Amended and Restated Certificate of Incorporation, the holders of Preferred Stock shall vote together with the holders of the outstanding shares of Common Stock, and not as a separate class or series.

(b)        Directors.

(i)        The authorized number of directors shall be seven (7) until this provision is amended in accordance with the terms of this Amended and Restated Certificate of Incorporation. The holders of the outstanding shares of Series A Preferred Stock, voting as a separate class and to the exclusion of all other classes of capital stock of the Corporation, shall be entitled to elect one (1) member of the Board of Directors (the “Series A Director”). The holders of the outstanding shares of Series B-2 Preferred Stock, voting as a separate class and to the exclusion of all other classes of capital stock of the Corporation, shall be entitled to elect two (2) members of the Board of Directors (the “Series B-2 Directors”, together with the Series A Director, the “Preferred Directors”). The holders of the outstanding shares of Common Stock, voting as a separate class and to the exclusion of all other classes of capital stock of the Corporation, shall be entitled to elect three (3) members of the Board of Directors (the “Common Directors”). The holders of the outstanding shares of Preferred Stock and Common Stock, voting together as a single class, shall be entitled to elect the remaining member of the Board of Directors (the “General Director”). For administrative convenience, the initial Series B-2 Directors may also be appointed by the Board of Directors in connection with the approval of the initial issuance of Series B-2 Preferred Stock without a separate action by the holders of the Series B-2 Preferred Stock.

(ii)        In the case of any vacancy in the office of a director occurring among the Preferred Directors or the Common Directors, by the affirmative vote of the holders of a majority of the shares of the class or classes entitled to vote on the election of the Preferred Directors or Common Directors, as the case may be, such holders shall elect a successor or

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successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. In the case of any vacancy in the office of a General Director, by the affirmative vote of the holders of a majority of the shares of Preferred Stock and Common Stock, voting together as a single class, such holders shall elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the shares eligible to vote in an election for the seat occupied by that director (e.g., in order to remove a Series A Director, the holders of a majority of the shares of Series A Preferred Stock, voting as a separate class and to the exclusion of all other classes of capital stock of the Corporation, must so vote).

(c)        Protective Provisions. In addition to voting rights provided by law, so long as any shares of Preferred Stock shall be outstanding (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations), the Corporation shall not, without the consent of the holders of at least a majority of the outstanding shares of Preferred Stock, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of the Preferred Stock shall vote together as a separate class and to the exclusion of all other classes of capital stock of the Corporation:

(i)        declare or pay any dividends on any capital stock of the Corporation;

(ii)        redeem or repurchase capital stock of the Corporation except in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the Board of Directors;

(iii)        take any action which would result in a Liquidation Event or a Deemed Liquidation Event;

(iv)        increase or decrease the total number of authorized members of the Board of Directors;

(v)        authorize, create or issue (whether by merger, consolidation, reclassification, amendment of this Amended and Restated Certificate of Incorporation, sale or otherwise) shares of any class or series of stock not authorized herein having rights, preferences or privileges superior to or on parity with the Series B-2 Preferred Stock; or

(vi)        take any action to amend or waive any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws.

5.        Conversion. The rights of the holders of shares of Preferred Stock to convert such shares into shares of Common Stock (as defined in Section 5(h) below) of the Corporation (the “Conversion Rights”), and the terms and conditions of such conversion, shall be as follows:

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(a)        Right to Convert; Automatic Conversion.

(i)        Each share of the Preferred Stock shall be convertible, at the option of the holder, in each case at the office of the Corporation or any transfer agent for the Preferred Stock or the Common Stock, into that number of the fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 5(b) below.

(ii)        Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate(s) therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that the holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 5(a)(iv) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock certificate(s) for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted; except that in the case of an automatic conversion pursuant to Sections 5(a)(iv)(A) and/or 5(a)(v)(A) hereof, such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Sections 5(a)(iv)(A) and/or 5(a)(v)(A), or in the case of an automatic conversion pursuant to Sections 5(a)(iv)(B) and/or 5(a)(v)(B) hereof, immediately prior to the close of business on the date of the election referred to in Sections 5(a)(iv)(B) and/or 5(a)(v)(B), and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any Persons entitled to receive Common Stock upon conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(iii)        The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Preferred Stock for conversion at the office of the Corporation or the transfer agent for the Preferred Stock or the Common Stock, issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock (and any other securities and property) to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Preferred Stock which are not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, except that in the case of an automatic conversion pursuant to Sections 5(a)(iv)(A) and/or 5(a)(v)(A) hereof, such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Sections 5(a)(iv)(A) and/or 5(a)(v)(A), or in the case of an automatic conversion pursuant to Sections 5(a)(iv)(B) and/or 5(a)(v)(B) hereof, immediately prior to the close of business on the date of the election referred to in Sections 5(a)(iv)(B) and/or 5(a)(v)(B), and the Person or Persons entitled to receive the shares of Common Stock issuable

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upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Corporation.

(iv)        Each share of Series A Preferred Stock then outstanding shall be automatically converted into that number of fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 5(b) below upon the earlier of (A) the close of business of the day immediately preceding the effective date of the Corporation’s registration statement filed in connection with a Qualified Public Offering (as defined in Section 6 below) or (B) the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock voting or consenting together as a separate class, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of Series A Preferred Stock shall vote together as a separate class.

(v)        Each share of Series B Preferred Stock and Series B-2 Preferred Stock then outstanding shall be automatically converted into that number of fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 5(b) below upon the earlier of (A) the close of business of the day immediately preceding the effective date of the Corporation’s registration statement filed in connection with a Qualified Public Offering (as defined in Section 6 below) or (B) the consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock and Series B-2 Preferred Stock, voting or consenting together as a single class, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of Series B Preferred Stock and Series B-2 Preferred Stock shall vote together as a single class.

(vi)        No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(b)        Conversion of Preferred Stock. The Series A Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Conversion Price (as defined herein) per share in effect at the time into $0.25 per share of Series A Preferred Stock being converted. The Series B Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Conversion Price per share in effect at the time into $0.45 per share of Series B Preferred Stock being converted. The Series B-2 Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Conversion Price per share in effect at the time into $0.45 per share of Series B-2 Preferred Stock being converted.

(c)        Conversion Price. The conversion price per share for the Series A Preferred Stock shall initially be $0.25 (the “Series A Conversion Price”) and shall be subject to adjustment from time to time as provided herein. The conversion price per share for the Series B

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Preferred Stock shall initially be $0.45 (the “Series B Conversion Price”) and shall be subject to adjustment from time to time as provided herein. The conversion price per share for the Series B-2 Preferred Stock shall initially be $0.45 (the “Series B-2 Conversion Price”) and shall be subject to adjustment from time to time as provided herein. Each of the Series A Conversion Price, the Series B Conversion Price and the Series B-2 Conversion Price are sometimes referred to herein as the “Conversion Price”.

(d)        Adjustment for Stock Splits and Combinations. If outstanding shares of the Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock, shall be paid in respect to the Common Stock of the Corporation, the applicable Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased.

Any adjustment to a Conversion Price under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

(e)        Reorganizations, Mergers, Consolidations or Reclassifications. In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value or as a result of a stock dividend, subdivision, split-up or combination of shares), the consolidation or merger of the Corporation with or into another Person (excluding a consolidation or merger described in Section 2(f)(i)(a) of this Article IV) (collectively referred to hereinafter as “Reorganizations”), the holders of the Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Preferred Stock the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation, or other corporation resulting from such consolidation or surviving such merger to which a holder of the number of shares of the Common Stock of the Corporation which the applicable series of Preferred Stock entitled the holder thereof to convert to immediately prior to such Reorganization would have been entitled to receive with respect to such Reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock to the end that the provisions set forth herein (including the specified changes and other adjustments to the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Preferred Stock. The provisions of this Section 5(e) shall similarly apply to successive Reorganizations.

(f)        Sale of Additional Shares.

(i)        If at any time or from time to time following the date of the initial issuance of shares of Series B-2 Preferred Stock, the Corporation shall issue or sell (or is deemed to have issued or sold) Additional Shares of Common Stock other than as a dividend or other distribution on any class of stock and other than as a subdivision or combination of shares of

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Common Stock as provided in Section 5(d) above, for a consideration per share less than the then existing Series B-2 Conversion Price, then, and in each such case, the then existing Series B-2 Conversion Price shall be reduced, as of the opening of business on the date of such issuance or sale, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued; provided, however, that solely with respect to any shares of Series B-2 Preferred Stock issued in exchange for shares of Series B Preferred Stock, the Series B-2 Conversion Price shall not be reduced pursuant to the foregoing, but shall instead be reduced in the manner described in Section 5(f)(ii) below (mutatis mutandis).

(ii)        If at any time or from time to time following the date of the initial issuance of shares of Series B-2 Preferred Stock, the Corporation shall issue or sell (or is deemed to have issued or sold) Additional Shares of Common Stock other than as a dividend or other distribution on any class of stock and other than as a subdivision or combination of shares of Common Stock as provided in Section 5(d) above, for a consideration per share less than the then existing Series B Conversion Price, then, and in each such case, the then existing Series B Conversion Price shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by multiplying the Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the date immediately prior to such issuance) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the then existing Series B Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the date immediately prior to such issuance) plus the number of shares of Additional Shares of Common Stock actually issued in such issuance.

(iii)        If at any time or from time to time following the date of the initial issuance of shares of Series B-2 Preferred Stock, the Corporation shall issue or sell (or is deemed to have issued or sold) Additional Shares of Common Stock other than as a dividend or other distribution on any class of stock and other than as a subdivision or combination of shares of Common Stock as provided in Section 5(d) above, for a consideration per share less than the then existing Series A Conversion Price, then, and in each such case, the then existing Series A Conversion Price shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by multiplying the Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the date immediately prior to such issuance) plus the number of shares of Common Stock that the

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aggregate consideration received by the Corporation for such issuance would purchase at the then existing Series A Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the date immediately prior to such issuance) plus the number of shares of Additional Shares of Common Stock actually issued in such issuance.

(iv)        For the purpose of making any adjustment in the applicable Conversion Price, or number of shares of Common Stock issuable upon conversion of the applicable series of Preferred Stock, as provided above, the consideration received by the Corporation for any issue or sale of securities shall:

(a)        To the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any expenses payable directly or indirectly by the Corporation and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Corporation in connection with such issue or sale;

(b)        To the extent it consists of property other than cash, the consideration other than cash shall be computed at the fair market value thereof as determined in good faith by the Board of Directors, at or about, but as of, the date of the adoption of the resolution specifically authorizing such issuance or sale, irrespective of any accounting treatment thereof; provided, however, that such fair market value as determined by the Board of Directors, when added to any cash consideration received in connection with such issuance or sale, shall not exceed the aggregate market price of the Additional Shares of Common Stock being issued, as of the date of the adoption of such resolution; and

(c)        If Additional Shares of Common Stock, Convertible Securities (as defined below) or Rights (as defined below) are issued or sold together with other stock or securities or other assets of the Corporation for consideration which covers both, the consideration received for the Additional Shares of Common Stock, Convertible Securities or Rights shall be computed as that portion of the consideration so received which is reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights.

(v)        For the purpose of making any adjustment in the applicable Conversion Price provided in Section 5(f) hereof, if at any time, or from time to time, the Corporation issues any stock or other securities convertible into Additional Shares of Common Stock (such stock or other securities being hereinafter referred to as “Convertible Securities”) or issues any rights or options to purchase Additional Shares of Common Stock or Convertible Securities (such rights or options being hereinafter referred to as “Rights”), then, and in each such case, if the Effective Conversion Price (as hereinafter defined) of such Rights or Convertible Securities shall be less than the applicable Conversion Price in effect immediately prior to the issuance of such Rights or Convertible Securities, the Corporation shall be deemed to have issued at the time of the issuance of such Rights or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and

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to have received in consideration for the issuance of such shares an amount equal to the aggregate Effective Conversion Price of such Rights or Convertible Securities. For the purposes of this Section 5(f)(v), “Effective Conversion Price” shall mean an amount equal to the sum of the lowest amount of consideration, if any, received or receivable by the Corporation with respect to any one (1) Additional Share of Common Stock upon issuance of the Rights or Convertible Securities and upon their exercise or conversion, respectively. No further adjustment of the applicable Conversion Price adjusted upon the issuance of such Rights or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such Rights or the conversion of any such Convertible Securities. If any such Rights or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, such applicable Conversion Price, as applicable, as adjusted upon the issuance of such Rights or Convertible Securities shall be readjusted to the Conversion Price, as applicable, which would have been in effect had such adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Rights or on the conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities. No readjustment pursuant to this subsection (f)(v) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (a) the applicable Conversion Price on the original adjustment date and (b) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(g)        Additional Shares of Common Stock. “Additional Shares of Common Stock” as used in this Section 5 shall mean all shares of Common Stock issued or deemed to be issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than:

(i)        shares of Series B-2 Preferred Stock and warrants to purchase shares of Series B-2 Preferred Stock issued pursuant to the Purchase Agreement;

(ii)        shares of Common Stock issued upon the conversion of, or as a dividend or distribution on, any shares of the Corporation’s Preferred Stock;

(iii)        shares of Common Stock issued or issuable to employees or officers or directors or outside consultants or contractors of the Corporation or any Subsidiary pursuant the exercise or conversion of options, warrants or other Convertible Securities issued pursuant to a plan, agreement or arrangement duly approved by the Board of Directors;

(iv)        shares of Common Stock issued or issuable pursuant to the exercise or conversion of options, warrants or other Convertible Securities outstanding as of the date hereof;

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(v)        shares of Common Stock issued pursuant to a Qualified Public Offering;

(vi)        shares of Common Stock issued to effect any stock split, stock dividend or recapitalization of the Corporation;

(vii)        shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with the Corporation obtaining lease financing, whether issued to a lessor, guarantor or other Person, provided that such issuance is pursuant to an agreement or arrangement duly approved by the Board of Directors;

(viii)        shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with any borrowings, direct or indirect, from a bank or other financial institution by the Corporation, provided that such issuance is pursuant to an agreement or arrangement duly approved by the Board of Directors;

(ix)        shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with the acquisition of all or a substantial portion of the assets or the business of another entity by the Corporation, provided that such issuance is pursuant to an agreement or arrangement duly approved by the Board of Directors; and

(x)        shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with any corporate partnering transaction, strategic alliance, technology transfer or similar transaction between the Corporation and any other Person, provided that such issuance is pursuant to an agreement or arrangement duly approved by the Board of Directors.

(h)        Common Stock. “Common Stock” as used in this Section 5 shall mean any shares of any class of the Corporation’s capital stock other than the Preferred Stock. The Common Stock issuable upon conversion of the Preferred Stock, however, shall be the Common Stock of the Corporation as constituted on the date hereof, except as otherwise provided in this Section 5.

(i)        Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of any series of Preferred Stock, the Corporation, at its expense, shall cause the Chief Financial Officer or Treasurer of the Corporation to compute such adjustment or readjustment in accordance with this Amended and Restated Certificate of Incorporation and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of such Preferred Stock at the holder’s address as shown on the Corporation’s stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold; (ii) the applicable Conversion Price at the time in effect for such Preferred Stock; and (iii) the number of Additional Shares of Common Stock and the type and amount, if

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any, of other property which at the time would be received upon conversion of such Preferred Stock. Such notice may be given in advance of such adjustment or readjustment and may be included as part of a notice required to be given pursuant to Section 5(j) below.

(j)        Notices of Record Date. In the event the Corporation shall propose to take any action of the type or types requiring an adjustment to the Conversion Price of any series of Preferred Stock, or the number or character of such Preferred Stock as set forth herein, the Corporation shall give notice to the holders of such Preferred Stock as applicable in the manner set forth in Section 5(i) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least twenty (20) days prior to the taking of such proposed action. Notwithstanding the requirements of this Section 5(j), this Section 5(j) shall not be applicable and no such notice shall be required with respect to any action that is, or has been, approved by the Requisite Holders.

(k)        Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In the event of the consolidation or merger of the Corporation with another corporation where the Corporation is not the surviving corporation, effective provisions shall be made in the certificate or articles of incorporation, merger or consolidation, or otherwise of the surviving corporation so that such corporation will at all times reserve and keep available a sufficient number of shares of Common Stock or other securities or property to provide for the conversion of Preferred Stock in accordance with the provisions of this Section 5.

(l)        Payment of Taxes. The Corporation shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or other securities in a name other than that in which the shares of Preferred Stock so converted were registered.

(m)        Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled and

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shall not be issuable by the Corporation, and this Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(n)        No Impairment. Subject to the right of this Corporation to amend its Certificate of Incorporation or take any other corporate action upon obtaining the necessary approvals required by its Certificate of Incorporation and applicable law, the Corporation shall not amend this Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith use its best efforts, and assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against dilution or other impairment.

6.        Miscellaneous.

(a)        Definitions.

(i)    “Additional Shares of Common Stock” shall have that meaning set forth in Section 5(g) hereof.

(ii)    “Common Stock” shall have that meaning set forth in Section 5(h) hereof.

(iii)    “Conversion Price” shall have that meaning set forth in Section 5(c) hereof.

(iv)    “Conversion Rights” shall have that meaning set forth in Section 5 hereof.

(v)    “Convertible Securities” shall have that meaning set forth in Section 5(f)(v) hereof.

(vi)    “Effective Conversion Price” shall have that meaning set forth in Section 5(f)(v) hereof.

(vii)    “Liquidation Value” shall have that meaning set forth in Section 2(e) hereof.

(viii)    “Person” shall mean an individual, a corporation, a partnership, a trust or unincorporated organization or any other entity or organization.

(ix)    “Preferred Stock” shall have that meaning set forth in the first paragraph of this Article IV.

(x)    “Purchase Agreement” means that certain Series B-2 Preferred Stock and Warrant Purchase Agreement, dated on or about the date of the filing of this Amended

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and Restated Certificate of Incorporation, by and among the Corporation and the Persons party thereto, as the same may be amended, restated or otherwise modified from time to time in accordance with the terms thereof.

(xi)    “Qualified Public Offering” means a firmly underwritten public offering of the Corporation’s Common Stock on a Form S-1 Registration Statement, or any similar form of registration statement, adopted by the Securities and Exchange Commission (the “Commission”) from and after the date hereof, filed with the Commission under the Securities Act of 1933, as amended, with respect to which the Corporation receives gross proceeds of at least $25,000,000 (prior to deduction for underwriters’ discounts and expenses relating to such public offering, including without limitation, fees of the Corporation’s counsel) and the price to the public is at least $1.35 per share (equitably adjusted for all stock splits, sub-divisions, stock dividends, combinations and the like with respect to such shares).

(xii)    “Requisite Holders” shall mean the holders of at least (i) a majority of the then outstanding shares of Series A Preferred Stock, voting or acting by written consent together as a separate class, (ii) a majority of the then outstanding shares of Series B Preferred Stock, voting or acting by written consent together as a separate class, and (iii) a majority of the then outstanding shares of Series B-2 Preferred Stock, voting or acting by written consent together as a separate class.

(xiii)    “Series A Conversion Price” shall have that meaning set forth in Section 5(c) hereof.

(xiv)    “Series A Preferred Stock” shall have that meaning set forth in the first paragraph of this Article IV.

(xv)    “Series B Conversion Price” shall have that meaning set forth in Section 5(c) hereof.

(xvi)    “Series B Preferred Stock” shall have that meaning set forth in the first paragraph of this Article IV.

(xvii)    “Series B-2 Conversion Price” shall have that meaning set forth in Section 5(c) hereof.

(xviii)    “Series B-2 Preferred Stock” shall have that meaning set forth in the first paragraph of this Article IV.

(xix)    “Subsidiary” means any Person of which equity securities possessing a majority of the ordinary voting power in electing the board of directors are, at the time as of which such determination is being made, owned by the Corporation either directly or indirectly through one or more Subsidiaries.

(b)        Notices. All notices referred to herein, except as otherwise expressly provided, shall be made by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so mailed.

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(c)        Conflicts. So long as any of the Preferred Stock is outstanding, in the event of any conflict between the provisions of this Article IV and the remainder of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (both as presently existing or hereafter amended and supplemented), the provisions of this Article IV shall be and remain controlling.

C.        Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV C.

1.        Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this Corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2.        Liquidation Rights. Upon the liquidation, dissolution or winding up of this Corporation, the assets of this Corporation shall be distributed as provided in Section 2 of Article IV B hereof.

3.        Redemption. The Common Stock is not redeemable at the option of the holder.

4.        Voting Rights. The holder of each share of Common Stock shall have the right to one (1) vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by this Amended and Restated Certificate of Incorporation and law; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Restated Certificate or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

5.        Directors. The holders of outstanding Common Stock shall be entitled to elect directors as provided in subsection 4(b) of Article IV B.

ARTICLE V.

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation.

ARTICLE VI.

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Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors of this Corporation shall be determined in the manner set forth in the Bylaws of this Corporation.

ARTICLE VII.

Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

ARTICLE VIII.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this Corporation may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of this Corporation.

ARTICLE IX.

To the fullest extent permitted by the General Corporation Law, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X.

This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI.

This Corporation shall have the power to indemnify (and advance expenses to), to the fullest extent permitted by the General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of this Corporation or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation,

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partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding, including in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII.

To the fullest extent permitted by applicable law, this Corporation renounces any interest or expectancy of this Corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity; provided, that nothing herein is intended to diminish the fiduciary duties of any director of this Corporation. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this Corporation who is not an employee of this Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock, any Affiliate of such holder, or any partner, member, director, stockholder, employee or agent of any such holder or Affiliate, in each case other than someone who is an employee of this Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this Corporation.

ARTICLE XIII.

In connection with repurchases by this Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases. In the case of any such repurchases, distributions by this Corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.

*        *        *

THIRD:  The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH:  That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of

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Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 8th day of September, 2017.

By:	/s/ James B. Breitmeyer
Name: James B. Breitmeyer, M.D., Ph.D.
Title: President and CEO

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EXHIBIT C

PATENT RIGHTS

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EXHIBIT D

BIOSITE SERVICE AGREEMENT OBLIGATIONS

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EXHIBIT A

COMMERCIALIZATION TERMS

Because Institution is committed to being a center of excellence in research, it will not directly commercialize the products resulting from the research, and must rely on third parties for development and eventual commercialization. The following terms and conditions shall apply in the event that Institution, directly or through one or more Licensees (as defined below), elects to develop a Product (as defined below) for commercialization:

1.

Definitions. For purposes of this Exhibit A, the terms defined in this Section 1 shall have the respective meanings set forth below. All capitalized terms not defined below shall have the respective meanings set forth in Section 1 of the Agreement.

1.1    “First Commercial Sale” shall mean, with respect to any Product and any country, the first sale of such Product by Institution, its licensee or their respective Affiliates to customers who are not Affiliates in such country after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.2    “License Agreement” means an agreement into which Institution enters with a Third Party (“Licensee(s)”), for the purpose of (i) granting certain rights, (ii) granting an option to certain rights, or (iii) forbearing the exercise of any rights to (a) use a method or composition or perform a service which would otherwise infringe, induce to infringe or contribute to infringement, of any pending or issued claim within patents that are assigned to Institution and claim an Antibody or the use thereof; or (b) make, use or sell Products (whether or not there exist any patents that claim such Products or the use thereof).

1.3    “Net Sales” shall mean, with respect to any Product, the gross sales price of such Product invoiced by Institution’s Licensees or their respective Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less, to the extent actually paid or accrued by the selling party, (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, ou-tdated and returned Product; (b) freight and insurance costs incurred by the selling party in transporting such Product in final form to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product given to such customers under price reduction programs that are consistent with industry practices and price reductions given for similar products by such selling party; (d) sales taxes incurred on the sale of such selling party in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such Product in final form to such customers.

1.4    “Phase I Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the safety and/or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of 21 CFR 312.21(a), or its foreign equivalent;

1.5    “Phase II Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent; and

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1.6    “Phase III Clinical Trial” shall mean a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a BLA or that would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.7    “Product” shall mean a product that directly or indirectly incorporates, contains, uses, is based on or is derived from the Antibody or Antibody Fragment for the Target or the results of the use of the Antibodies.

2.	CONSIDERATION

2.1        Milestone Payments. The Institution shall require its Licensees to pay to Biosite the following milestone payments with respect to each Product:

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2.2        Royalties. For a period twelve (12) years after the First Commercial Sale of each Product in each country, Institution shall require its Licensees to pay to Biosite [***] of Net Sales by such Licensees, their licensees and their respective Affiliates of such Product in such country. Biosite shall be the third party beneficiary of such License Agreements.

3.	PAYMENT REPORTS AND PAYMENT TERMS

3.1        Payment Reports. Within ninety (90) days after the end of each June 30th following the First Commercial Sale of a Product by the Licensees or their sublicensees, Institution or its Licensees shall furnish to Biosite a written report showing in reasonably specific detail, on a Product-by-Product and country-by-country basis, (a) the gross sales of all Products sold by the Licensees, their sublicensees and their respective Affiliates during the twelve (12) months preceding such June 30th and the calculation of Net Sales from such gross sales; (b) the calculation of royalties, if any, that shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars. With respect to revenues received by the Licensees, their sublicensees or their respective Affiliates and invoiced in United States dollars, all such amounts shall be expressed in United States dollars. With respect to Net Sales of Products by the Licensees, their sublicensees or their respective Affiliates and invoiced in a currency other than United States dollars, all such amounts shall be converted into their equivalent dollar value using such party’s standard accounting procedures and conversion methodology, which shall be consistent with Generally Accepted Accounting Principles. Institution, its Licensees, their sublicensees and their respective Affiliates shall keep complete and accurate records in sufficient detail to enable the amounts payable hereunder to be determined.

3.2        Audits. Upon the written request of Biosite and not more than once in each calendar year, Institution and the Licensees shall permit an independent certified public accounting firm of nationally recognized standing, selected by Biosite and reasonably acceptable to Institution, at

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Biosite’s expense, to have access during normal business hours to such of the records of Institution and the Licensees that Biosite has not had audited previously under this Agreement as may be reasonably necessary to verify the accuracy of the payment reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. If such accounting firm concludes that additional amounts were owed during the audited period, Institution shall pay such additional amounts within thirty (30) days of the date Biosite delivers to Institution such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Biosite; provided, however, if the audit discloses that the royalties payable by Institution for such period are more than [***] of the royalties actually paid for such period, then Institution shall pay the reasonable fees and expenses charged by such accounting firm. Biosite shall cause its accounting firm to retain all financial information subject to review under this Section 3.2 in strict confidence; provided, however, that Institution shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Institution regarding such financial information. The accounting firm shall disclose to Biosite only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Biosite shall treat all such financial information as Institution’s Confidential Information (as defined in Section 4.1 of the Agreement).

3.3        Payment Terms.

3.3.1        Milestones. All amounts payable under Section 2.1 of this Exhibit A shall be payable within ninety (90) days of the first June 30th following the occurrence of the applicable event. Payment of amounts in whole or in part may be made in advance of such due dates.

3.3.2        Royalties. All amounts payable as indicated by each payment report provided for under Section 3.1 of this Exhibit shall be payable within ninety (90) days of June 30th of each year under this Agreement and for the period ending on those dates during the term of this Agreement. Payment of amounts in whole or in part may be made in advance of such due dates.

3.3.3        Payment Method. All payments by a party to the other party under this Agreement shall be paid in United States dollars and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as the payee shall designate before such payment is due.

4.	INDEMNITY

4.1        Indemnity. Institution shall, and shall require its Licensees to, indemnify and hold Biosite harmless, and hereby forever releases and discharges Biosite, from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) the use of the Antibodies or the making, using or selling of Products by Institution, its Licensees or their Affiliates or sublicensees, (b) the use of any Target, or the development, sale or delivery of an Antibody to the extent it is specific to any Target, by Biosite in performing the Services, or (c) the gross negligence or willful misconduct of Institution, its Licensees or their Affiliates or sublicensees in the performance of its obligations, and its permitted activities, under this Agreement. Notwithstanding any other provision of this paragraph, Institution indemnifies Biosite hereunder, only in proportion to and to the extent that all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) is caused by Institution, it directors, officers and

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employees. Additionally, Institution will require the same level of indemnification for Biosite in its commercial licenses, if any, arising from the Services hereunder as Institution obtains for itself.

4.2        Procedure. Biosite shall promptly notify Institution of any claim, demand, action or other proceeding for which Biosite intends to claim such indemnification. Institution shall have the right to participate in, and to the extent it so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by Institution; provided, however, that Biosite shall have the right to retain its own counsel, with the fees and expenses to be paid by Institution, if representation of Biosite by the counsel retained by Institution would be inappropriate due to actual or potential differing interests between Biosite and any other party represented by such counsel in such proceedings. Institution may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding that diminishes the rights or interests of Biosite without the prior express written consent of Biosite, which consent shall not be unreasonably withheld or delayed. Biosite, its employees and agents, shall reasonably cooperate with Institution and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 4.

4.3        Insurance. Institution or its Licensees hereunder shall maintain such insurance with respect to the development, manufacture and sales of Products by Institution, its Affiliates or Licensees in such amounts as Institution, or its Licensees hereunder, customarily maintains with respect to the development, manufacture and sales of its other products. Institution or its Licensees hereunder shall maintain such insurance for so long as it continues to develop, manufacture or sell Products, and thereafter for so long as it customarily maintains insurance for itself covering the development, manufacture and sales of its other products. Biosite shall maintain liability insurance with financially sound and reputable insurers with insurance coverage against loss from such risks and in such amounts as is customary for well-insured companies or institutions engaged in similar businesses or services, including comprehensive liability coverage with contractual liability coverage sufficient to cover its indemnification obligations under this Agreement.

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